 Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is made as of the 17th day of June, 2015 by and between DWF IV ONE KENDALL, LLC, a Delaware limited liability company, as landlord (“Landlord”), and ENUMERAL BIOMEDICAL CORP., a Delaware corporation, as tenant (“Tenant”).

BACKGROUND

                          A.               Landlord and Tenant are holders of the landlord’s and tenant’s interests, respectively, under a Lease dated July 16, 2012, by and between Landlord’s predecessor-in-interest, RB KENDALL FEE, LLC, as landlord, and Tenant, as tenant (the “Lease”), pursuant to which Landlord leases to Tenant certain premises located on the fourth (4th) floor of Building No. 400 located at One Kendall Square in Cambridge, Massachusetts, consisting of approximately 4,782 rentable square feet of space (the “Premises”).

                          B.               The current Term of the Lease is scheduled to expire on November 30, 2015 (the “Stated Termination Date”).

                          C.               Tenant has vacated the Premises and Tenant and Landlord wish to terminate the Lease prior to the Stated Termination Date.

                          D.               The parties agree to terminate the Term of the Lease sooner than the Stated Termination Date, subject to certain terms, all as hereinafter set forth. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Lease.

WITNESSETH:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Early Termination Date. Effective as of 11:59 p.m. EST on the date of this Agreement (the “Early Termination Date”), the Term of the Lease shall be deemed to be terminated. Landlord and Tenant acknowledge that Tenant has paid Yearly Rent under the Lease through May 31, 2015, and Landlord agrees that despite the Early Termination Date occurring after May 31, 2015, Tenant shall be under no obligation to pay Landlord any additional Yearly Rent accruing after May 31, 2015.

2.                  Tenant’s Vacation of Premises. Effective as of the Early Termination Date: (i) Tenant shall vacate the Premises in accordance with Section 3 below, and (ii) Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, all of Tenant’s rights in and to the Premises. Tenant hereby waives any rights it may have under the Lease to (a) require Landlord to perform any improvements to the Premises and (b) to receive any outstanding amounts for contributions or allowances from Landlord.

3.                  Tenant’s Yield-Up Obligations. Tenant and all parties claiming under Tenant shall vacate the Premises on or before 11:59 p.m. on the Early Termination Date and shall leave the Premises vacant, broom clean, in good order and condition, and otherwise in the condition required under the provisions of the Lease (including, without limitation, Section 22 thereof). The parties acknowledge and agree that the Tenant has vacated the Premises and left same in the condition required under the provisions of the Lease.

4.                  Security Deposit. Pursuant to the provisions of Section 29.13 of the Lease, Landlord shall return the Letter of Credit and any other Collateral held by Landlord to Tenant within ten (10) days after the termination of the Lease.

5.                  Representations and Warranties. Tenant represents that (a) the person executing this Agreement on its behalf is duly authorized to execute and deliver this Agreement on its behalf; and (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and does not violate its constitutive documents, or any contract, agreement, commitment, order, judgment or decree to which it is a party or to which it or the Premises are bound. Landlord represents that (a) the person executing this Agreement on its behalf is duly authorized to execute and deliver this Agreement on its behalf; and (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and does not violate its constitutive documents, or any contract, agreement, commitment, order, judgment or decree to which it is a party or to which it or the Premises are bound.

6.                  Mutual Releases. Tenant acknowledges and agrees that Landlord is not in default under any of the terms of the Lease, and Tenant hereby releases and discharges Landlord, and its employees, agents, managers and contractors, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which Tenant now has or ever had against Landlord, its employees, agents, managers and contractors, or its or their predecessors, successors and assigns, on account of the Lease or the Premises, as of the date hereof; provided, however, and excluded from the foregoing release and discharge, are the terms of this Agreement, any provision of the Lease that survives termination or the expiration of the Lease, including, without limitation, as set forth in Section 9.6 thereof and any indemnifications by Landlord of Tenant contained in the Lease. Landlord acknowledges and agrees that Tenant is not in default under any of the terms of the Lease, and Landlord hereby releases and discharges Tenant, and its employees, agents, managers and contractors, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which Landlord now has or ever had against Tenant, its employees, agents, managers and contractors, or its or their predecessors, successors and assigns, on account of the Lease or the Premises, as of the date hereof; provided, however, and excluded from the foregoing release and discharge, are the terms of this Agreement, any provision of the Lease that survives termination or the expiration of the Lease, including, without limitation, as set forth in Sections 9.6 and 29.10 thereof and any indemnifications by Tenant of Landlord contained in the Lease.

7.                  Voluntary Agreement. The parties have read this Agreement, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

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8.                 Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

9.                 Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors.

10.              Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.              Counterparts. This Agreement may be executed in two or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Agreement. Executed counterparts of this Agreement exchanged by facsimile transmission or other electronic means shall be fully enforceable.

12.              Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

13.              Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings, negotiations, correspondence or discussions with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties. The parties do not intend to confer any benefit hereunder on any person, form or corporation other than the parties hereto.

14.              Submission Not An Offer. The submission of this Agreement for examination does not constitute an offer to terminate the Lease sooner than the Stated Termination Date, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the early termination of the Lease or the terms and provisions hereof unless and until this Agreement has been executed and delivered by both Landlord and Tenant.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

LANDLORD:

DWF IV ONE KENDALL, LLC, a Delaware limited
liability company

By:	Divco West Real Estate Services, Inc., a
Delaware corporation, Its Agent

	By:	/s/ Jeffrey Longnecker
Name: Jeffrey Longnecker
Title: Director

TENANT:

ENUMERAL BIOMEDICAL CORP., a Delaware
corporation

By:	/s/ Arthur H. Tinkelenberg, Ph.D.
Name: Arthur H. Tinkelenberg, Ph.D.
Its: President